CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form N-14 filed by James Alpha Funds Trust of our report dated April 28, 2021, related to the financial statements and financial highlights of Snow Capital Small Cap Value Fund and Snow Capital Long/Short Opportunity Fund, each a series of Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of Trust for Professional Managers for the year ended February 28, 2021, and to the reference to us under the heading “Comparison of Other Service Providers” in the Joint Proxy Statement/Prospectus, which is part of such Form N-14.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 4, 2021